Exhibit No. 99.1

PRESS RELEASE
For Information Contact:
Henry Scaramelli
Chief Financial Officer
Datascope Corp.
(201) 307-5435
www.datascope.com
FOR IMMEDIATE RELEASE:
Datascope Reports Higher Second Quarter Fiscal 2008 Financial Results
Quarterly Sales Exceed $100 Million for the First Time
Montvale, NJ, February 7, 2008 . . . Datascope Corp. (NASDAQ: DSCP) today reported financial results for the second quarter of fiscal 2008.
Net earnings for the second quarter were $7.1 million, or $0.46 per diluted share, up from $3.3 million, or $0.22 per diluted share, last year. Non-GAAP earnings per diluted share were $0.46 versus $0.43 last year, 7% higher and reflecting increased sales and a higher gross margin. Non-GAAP earnings in the second quarter this year were reduced by $0.03 per share due to a higher tax rate of 35.0% compared to 30.2% last year. The higher tax rate was principally attributable to the expiration of a tax benefit related to U.S. export sales, a shift in the geographical mix of earnings to higher tax jurisdictions and the expiration of the U.S. R&D tax credit on December 31, 2007.
Consolidated sales for the second quarter of fiscal 2008 rose 8% to a record $103.4 million compared with $95.6 million last year. Favorable foreign currency translation increased sales by $2.1 million.
For the six months ended December 31, 2007, net earnings were $18.9 million, or $1.22 per diluted share, which included an after-tax gain of $7.8 million, or $0.50 per diluted share from the sale of its investment in Masimo Corporation. Net earnings in the comparable period last year were $7.9 million, or $0.51 per diluted share, including special items. Non-GAAP earnings were $11.1 million, or $0.72 per diluted share, flat versus last year.
Sales in the six-month period were $190.7 million, compared to $182.8 million last year. Favorable foreign exchange translation increased sales by $3.3 million in fiscal 2008 to date.
•	Cardiac Assist: Second quarter sales increased 14% to a record $49.3 million. Sales growth reflects strong demand in international markets for balloon pumps and a stocking order from the Company’s new distributor in Japan.

Sales growth of balloon pumps reflects strong demand for Datascope’s new CS300™ balloon pump, launched in March 2007. The CS300 balloon pump teams up with the new Sensation™ 7 Fr. fiber-optic balloon catheter to provide higher fidelity blood pressure monitoring while eliminating the need for an additional invasive arterial pressure catheter as required by conventional balloon pump systems.

As previously announced, at the end of December 2007, Datascope Japan K.K., a wholly-owned subsidiary of Datascope Corp., began management of Datascope’s Intra-Aortic Balloon Pump (IABP) business in Japan. Datascope Japan K.K. is responsible for import, product service, sales support and product surveillance of the IABP business. USCI Holdings Ltd., the Company’s new exclusive distributor is responsible for sales distribution throughout Japan.
Sales of the Safeguard™ pressure-assist hemostasis device continued to show double digit growth versus last year.
Favorable foreign currency translation contributed $1.0 million to cardiac assist sales in the second quarter.
•	Patient Monitoring: Second quarter sales were $43.1 million, an increase of 2% over last year. The increase was primarily due to Artema® sales of gas modules, currently running at an annualized rate of over $11 million.

Sales of central monitoring systems and bedside monitors decreased 5%, primarily due to comparison with a strong second quarter last year which included several large international orders. In addition, the Company believes certain customers are deferring orders for capital equipment to future periods due to tightening credit markets. Favorable foreign currency translation contributed $0.7 million to Patient Monitoring sales in the second quarter.

In October 2007, Datascope announced the launch of NetGuard™, its new, revolutionary wireless clinician alert system. NetGuard is the first monitoring system that is specifically designed to protect today’s unmonitored patient by detecting life-threatening heart rhythms. The Company estimates that tens of thousands of patients die each year from cardiac arrest precipitated by a dangerous heart rhythm that is unrelated to the patient’s natural illness.

Datascope’s initial focus is to create selected beta site installations and then launch its national sales campaign for NetGuard. The beta sites are expected to turn into reference sites for NetGuard. Reference sites will be instrumental in promoting acceptance and sales of NetGuard in the broader market by physicians and hospitals nationwide and around the world.

On December 18, 2007, the Company announced that it booked the first order for NetGuard. In this installation, NetGuard will provide for continuous ECG monitoring of 50 patients in the Emergency Department of a 300-bed hospital in the Southwest region of the United States. In support of the NetGuard concept, the patients that will be continuously monitored by NetGuard are currently unmonitored. The Company expects to install the system in the fourth quarter of fiscal 2008.

•	InterVascular: Second quarter sales rose 28% to $9.5 million, the increase due principally to sales of peripheral vascular stent products obtained under the Company’s exclusive distribution agreement with the Sorin Group of Milan, Italy. As previously disclosed, Datascope has an option to acquire this business.

Sales of vascular grafts increased 10% from higher sales in certain international markets, partially offsetting lower sales to InterVascular’s exclusive U.S. distributor. Favorable foreign currency translation contributed $0.5 million to InterVascular sales in the quarter.
Balance Sheet

The Company’s financial position continued strong in the second quarter with cash and marketable securities of $56.8 million, a current ratio of 3.2:1 and no debt. On January 9, 2008, Datascope’s Board of Directors declared a regular quarterly cash dividend of $0.10 per share, payable on February 8, 2008 to stockholders of record as of January 22, 2008.
Conference Call

Datascope will hold a conference call and webcast to discuss its second quarter fiscal 2008 financial results on February 8, 2008, at 12:00 noon (ET). To access the conference call, please dial (888) 661-5176. You may also access the webcast of the conference call on the Company’s website, www.datascope.com.
Non-GAAP Measures

Datascope prepares its consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, or U.S. GAAP. In an effort to provide investors with additional information regarding the Company’s results and to provide a meaningful period-over-period comparison of the Company’s financial performance, the Company uses non-GAAP financial measures as defined by the Securities and Exchange Commission. The differences between U.S. GAAP and non-GAAP financial measures are reconciled below. In presenting comparable results, the Company discloses non-GAAP financial measures when it believes such measures will be useful to investors, analysts and other interested parties in evaluating the Company’s underlying business performance on a comparable basis with past and future reported earnings per share. Management uses the non-GAAP financial measures to evaluate the Company’s financial performance against internal budgets and targets. Importantly, the Company believes non-GAAP financial measures should be considered in addition to, and not in lieu of, U.S. GAAP financial measures. These non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles. The Company’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

About Datascope Corp.

Datascope Corp. is the global leader of intra-aortic balloon counterpulsation, a pioneer and leader in the global patient monitoring market and a diversified medical device company that develops, manufactures and markets proprietary products for clinical health care markets in interventional cardiology and radiology, cardiovascular and vascular surgery, anesthesiology, emergency medicine and critical care. The Company’s products are sold throughout the world through direct sales representatives and independent distributors. Founded in 1964, Datascope is headquartered in Montvale, New Jersey. For news releases, webcasts and other Company information please visit Datascope’s website, www.datascope.com.
Safe Harbor Statement

This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Many of these risks cannot be predicted or quantified and are at least partly outside our control, including the risk that NetGuard does not have the potential to create a new, significant market in monitoring currently unmonitored patients, that we are not the first Company to address this market, that NetGuard will not be a significant opportunity for new growth, and that market conditions may change, particularly as the result of competitive activity in the markets served by the Company, as well as other risks detailed in documents filed by Datascope with the Securities and Exchange Commission.

Datascope Corp. and Subsidiaries
Condensed Consolidated Statements of Earnings
(In thousands, except per share amounts)
(Unaudited)

	Six Months Ended		Three Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Net sales	$190,700	$182,800	$103,400	$95,600
Cost of sales	84,189	80,212	45,092	42,979

Gross profit	106,511	102,588	58,308	52,621

Operating expenses:
Research and development expenses	18,607	17,197	9,567	8,543
Selling, general and administrative expenses	71,608	70,129	38,128	34,956
Special charges	—	7,309	—	7,309

	90,215	94,635	47,695	50,808

Operating earnings	16,296	7,953	10,613	1,813

Other (income) expense:
Interest, net	(1,016)	(1,276)	(475)	(577)
Dividend income	—	(196)	—	(196)
Gain on sale of investment	(13,173)	(1,273)	—	(1,273)
Other, net	251	224	182	131

	(13,938)	(2,521)	(293)	(1,915)

Earnings before income taxes	30,234	10,474	10,906	3,728

Income taxes	11,353	2,606	3,817	393

Net earnings	$18,881	$7,868	$7,089	$3,335

Earnings per share, basic	$1.23	$0.52	$0.46	$0.22

Weighted average number of common shares outstanding, basic	15,350	15,213	15,354	15,205

Earnings per share, diluted	$1.22	$0.51	$0.46	$0.22

Weighted average number of common shares outstanding, diluted	15,496	15,472	15,515	15,488

Datascope Corp. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except per share amounts)
(Unaudited)

	December 31,	June 30,
	2007	2007
Assets
Current assets:
Cash and cash equivalents	$17,396	$15,780
Short-term investments	25,399	23,681
Accounts receivable less allowance for doubtful accounts of $2,207 and $2,603	92,225	85,553
Inventories	62,349	59,455
Prepaid income taxes	—	2,293
Prepaid expenses and other current assets	12,041	11,167
Current deferred taxes	7,268	7,238

Total current assets	216,678	205,167

Property, plant and equipment, net of accumulated depreciation of $105,757 and $100,760	83,928	82,812
Long-term investments	15,415	14,346
Intangible assets, net	25,681	26,074
Goodwill	13,595	12,860
Other assets	36,560	34,897

	$391,857	$376,156

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$29,203	$18,386
Dividends payable	—	1,532
Accrued expenses	13,895	16,129
Accrued compensation	14,221	17,422
Deferred revenue	4,079	4,380
Income taxes payable	6,030	—

Total current liabilities	67,428	57,849

Other liabilities	26,943	25,220

Commitments and contingencies

Stockholders’ equity:
Preferred stock, par value $1.00 per share:
Authorized 5,000 shares; Issued, none	—	—
Common stock, par value $0.01 per share:
Authorized, 45,000 shares; Issued, 18,952 and 18,867 shares	189	189
Additional paid-in capital	110,587	109,384
Treasury stock at cost, 3,521 shares	(107,037)	(107,037)
Retained earnings	293,843	294,765
Accumulated other comprehensive loss:
Cumulative translation adjustments	5,501	1,899
Benefit plan adjustments	(5,683)	(5,827)
Unrealized gain (loss) on available-for-sale securities	86	(286)

Total stockholders’ equity	297,486	293,087

	$391,857	$376,156

Datascope Corp. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except per share amounts)
(Unaudited)

	Six Months Ended		Three Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Net earnings as reported	$18,881	$7,868	$7,089	$3,335
Non-GAAP adjustments, net of tax:
Special charges	—	4,782	—	4,782
Gain on sale of investment	(7,791)	(1,273)	—	(1,273)
Special dividend income	—	(170)	—	(170)

Net earnings as adjusted (non-GAAP)	$11,090	$11,207	$7,089	$6,674

Earnings per share, diluted, as reported	$1.22	$0.51	$0.46	$0.22
Non-GAAP adjustments, net of tax:
Special charges	—	0.30	—	0.30
Gain on sale of investment	(0.50)	(0.08)	—	(0.08)
Special dividend income	—	(0.01)	—	(0.01)

Earnings per share, diluted, as adjusted (non-GAAP)	$0.72	$0.72	$0.46	$0.43

Shares used in per share calculation	15,496	15,472	15,515	15,488